Exhibit 12.1

                                           ZiLOG, Inc.
                         Computation of Ratio of Earnings to Fixed Charges
                                    (dollars in thousands)

                                                  Year Ended December 31,
                                  ---------------------------------------------------
                                    1999       1998       1997      1996      1995
                                  --------- ----------- --------- --------- ---------
Earnings (Loss) Before Income
  Taxes And Fixed Charges:
    Income (loss) before income
      taxes.......................($36,886)  ($101,776)  $14,826   $46,156   $65,883
    Add interest on Notes Payable.  26,600      22,462        --        --        --
    Add amortization of debt
      issuance costs..............   1,394       1,628        --        --        --
                                  --------- ----------- --------- --------- ---------
      Income (loss) before income
        taxes and fixed charges... ($8,892)   ($77,686)  $14,826   $46,156   $65,883
                                  ========= =========== ========= ========= =========
Fixed Charges:
    Interest on Notes Payable..... $26,600     $22,462     $  --     $  --     $  --
    Amortization of debt issuance
      costs.......................   1,394       1,628        --        --        --
                                  --------- ----------- --------- --------- ---------
                                   $27,994     $24,090     $  --     $  --     $  --
                                  ========= =========== ========= ========= =========
Ratio of esrnings to fixed
  charges (1).....................   (0.32)      (3.22)    N/A       N/A       N/A
                                  ========= =========== ========= ========= =========

(1) Earnings before income taxes and fixed charges were insufficient to cover fixed charges in 1999 and 1998 by $36,886 and $101,776, respectively.